                                                                    Exhibit 4(y)


                                    Met Logo
                       METROPOLITAN LIFE INSURANCE COMPANY
                (A Mutual Company Incorporated in New York State)
                   One Madison Avenue, New York, NY 10010-3690

                                   ENDORSEMENT

The contract to which this endorsement is attached is amended as follows:

We may allow money held under one or more other MetLife contracts to be transferred to this contract without imposing the withdrawal charge under the other contracts. If we do so, the following provisions will apply to the amount transferred:

1. If the "Right to Examine" provision of this contract is exercised, the transfer will be reversed and we will reinstate the other contracts (or pay you their cash withdrawal values, if you ask, after imposing any applicable withdrawal charges).

2. The interest rates we credit on any portion of the transferred amount allocated to the Fixed Interest Account may be different from the interest rate we credit on other deposits.

3. The withdrawal charge schedule that will apply to the amount transferred will be the withdrawal charge schedule that would normally apply to deposits under this contract treating each deposit as if it had been deposited into this contract on the date it was deposited into the other MetLife contracts.

4. Despite any provision in the contract to the contrary, withdrawal charges may reduce the cash withdrawal value of the amount transferred to less than the amount of the transfer.

                                                         /s/ Robert H. Benmosche
                                                         /s/ Louis J.Ragusa


E 31910-3

                                                                    Exhibit 4(y)


                                    Met Logo
                       METROPOLITAN LIFE INSURANCE COMPANY
                (A Mutual Company Incorporated in New York State)
                   One Madison Avenue, New York, NY 10010-3690

                                   ENDORSEMENT

The certificate to which this endorsement is attached is amended as follows:

We may allow money held under one or more other MetLife certificates to be transferred to this certificate without imposing the withdrawal charge under the other certificates. If we do so, the following provisions will apply to the amount transferred:

1. If the "Right to Examine" provision of this certificate is exercised, the transfer will be reversed and we will reinstate the other certificates (or pay you their cash withdrawal values, if you ask, after imposing any applicable withdrawal charges).

2. The interest rates we credit on any portion of the transferred amount allocated to the Fixed Interest Account may be different from the interest rate we credit on other deposits.

3. [The withdrawal charge schedule under this certificate that will apply to the amount transferred will be the better of:

         a) The same schedule that would have applied to that account balance had it remained in your other MetLife certificates.

                                       and

         b) The following schedule:

                               During Deposit Year

                 1        2       3        4        5        6 & Beyond
                 5%       4%      3%       2%       1%             0

         Deposit years are based on the date of transfer to this certificate, not the date of original deposit under the other certificates.]

4. Despite any provision in this certificate to the contrary, withdrawal charges may reduce the cash withdrawal value of the amount transferred to less than the amount of the transfer.

                                                       /s/ Robert H. Benmosche
                                                       /s/ Louis J. Ragusa


G 7812-38-1